  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 25, 2008

Inform Worldwide Holdings, Inc.

(Exact name of registrant as specified in its charter)

Florida                                                      0-29994                                            20-3379902

(State or other jurisdiction of jurisdiction)  (Commission File Number)    (IRS Employer Identification No.)

2501 North Green Valley Parkway, Suite 111, Henderson, NV 89014

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code: (702) 317-2300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 25, 2008, Inform Worldwide Holdings, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Professional Offshore Opportunity Fund, Ltd. (the “Purchaser”).

Pursuant to the Purchase Agreement, the Company issued and sold to the Purchaser a secured promissory note in the principal amount of $750,000 (the “Note”). The Note bears interest at the rate of 10% per annum, compounded monthly, and payable at maturity. The note matures on the earlier of October 25, 2008, or when the Company consummates an equity financing in excess of $2,000,000. The Note is convertible to common stock of the Company at a conversion price of $5.00 per share. The Company also issued to the Purchaser 250,000 five year warrants (the “Warrants”) to purchase shares of the Company’s common stock at an exercise price of $0.31 per share, subject to adjustment in the event of stock splits, stock dividends, and similar transactions.

Pursuant to a security agreement entered into in connection with the Purchase Agreement, the Note is secured by a security interest in all of the assets of the Company and the Company’s subsidiaries and affiliates. Pursuant to a security interest and pledge agreement entered into in connection with the Purchase Agreement, the Note is also secured by a pledge by Ash Mascarenahas, the Company’s chief executive officer and director (the “Pledgor”), of the Pledgor’s 11,000,000 shares of the Company’s Series C preferred stock.

Pursuant to a letter agreement entered into in connection with the Purchase Agreement, the Company, as a fee to the Purchaser for the private placement, issued 500,000 shares of restricted common stock to the Purchaser, and agreed to issue an additional 500,000 shares of restricted common stock to the Purchaser if the Note is not repaid within 90 days. In addition, Lalita Janke, a Company stockholder who is Ash Mascarenhas’s mother, transferred 500,000 shares of free-trading common stock of the Company to the Purchaser, and agreed to transfer an additional 500,000 shares of free-trading common stock of the Company to the Purchaser if the Note is not repaid within 90 days.

Pursuant to a subsidiary and affiliate guarantee entered into in connection with the Purchase Agreement, the Company’s subsidiaries and affiliates guaranteed the Company’s obligations to the Purchaser under the Purchase Agreement, Note, Warrant, and Security Agreement.

Pursuant to the Purchase Agreement, the Company granted to the Purchaser piggy-back registration rights with respect to the shares of common stock underlying the Warrants, and the restricted stock issued pursuant to the letter agreement. In addition, the Company agreed to file a registration statement registering the shares underlying the Warrants, and the restricted stock issued pursuant to the letter agreement, by July 25, 2008.

The Company received net proceeds of approximately $632,164 from the sale of the Note, following deduction of legal fees to Company’s and Purchaser’s counsel and other fees and expenses of the transaction. The Company intends to use the proceeds for general working capital.

The issuance and sale of the Note, Warrants, and restricted common shares was made in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement. The Note, Warrants and the certificates representing the restricted common shares contain restrictive legends preventing the sale, transfer or other disposition of such securities, unless registered under the Securities Act, or pursuant to an exemption therefrom.

Item 2.03 Creation of a Direct Financial Obligation

The information included in Item 1.01 of this current report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

The information included in Item 1.01 of this current report on Form 8-K is incorporated by reference into this Item 3.02

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

10.1	Purchase Agreement, dated April 25, 2008, by and between the Company and Professional Offshore Opportunity Fund, Ltd.
10.2	Note, dated April 25, 2008, by the Company in favor of Professional Offshore Opportunity Fund, Ltd.
10.3	Warrant, dated April 25, 2008, by the Company in favor of Professional Offshore Opportunity Fund, Ltd.
10.4	Security Agreement, dated April 25, 2008, by and among the Company, the Company’s subsidiaries and affiliates, and Professional Offshore Opportunity Fund, Ltd.
10.5	Security Interest and Pledge Agreement, dated April 25, 2008, by and among the Company, Professional Offshore Opportunity Fund, Ltd., and Ashvin Mascarenhas
10.6	Subsidiary and Affiliate Guarantee, dated April 25, 2008, by and among the Company and the Company’s subsidiaries and affiliates
10.7	Letter Agreement, dated April 25, 2008, by and between the Company and Professional Offshore Opportunity Fund, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INFORM WORLDWIDE HOLDINGS, INC.

May 2, 2008	By:	/s/Ashvin Mascarenhas
Ashvin Mascarenhas
CEO